Exhibit 10.2

Great Plains Energy Incorporated
Kansas City Power & Light Company
Annual Incentive Plan
Amended effective as of January 1, 2007

Objective

The Great Plains Energy and Kansas City Power & Light Company (KCP&L) Annual Incentive Plan (“Plan”) is designed to motivate and reward senior management to achieve specific key financial and business goals and to also reward individual performance. By providing market-competitive target awards, the Plan supports the attraction and retention of senior executive talent critical to achieving Great Plains Energy‘s strategic business objectives.

Eligible participants include executives and other key employees of Great Plains Energy, KCP&L, and Strategic Energy L.L.C. (SE) (“participants”), as approved by the Compensation and Development Committee (“Committee”) of the Board of Directors.

Target Awards

Target award levels are approved by the Committee and set as a percentage of the participant’s base salary. Percentages will vary based on level of responsibility, market data and internal comparisons.

Plan Year and Incentive Objectives

The fiscal year (“Plan Year”) of the Plan will be the fiscal year beginning on January 1 and ending on December 31. Within the first 90 days of the Plan Year, the Committee will approve specific annual objectives and performance targets that are applicable to each participant. Annual objectives will include core earnings as a financial objective weighted at 40% and relating to the earnings for the participant’s primary business or as determined by the Committee; 40% reflecting key Great Plains Energy, KCP&L, and/or SE business objectives; and 20% as a discretionary individual component. Each objective is subject to an established threshold, target, and maximum level. Each participant will be provided a copy of the applicable objectives and targets within the first 90 days of the year. Objectives, thresholds, targets and maximums for each Plan Year will be fixed for the Plan Year and will be changed only upon the approval of the Committee.

Payment of Awards

Approved awards will be payable to each participant as soon as practicable after the end of the Plan Year and after the Committee has certified the extent to which the relevant objectives were achieved. The awards will be paid in a lump sum cash payment unless otherwise deferred under the Deferred Compensation Plan.

The size of an individual participant’s award will be determined based on performance against the specific objectives and performance targets approved by the Committee. Assuming the threshold level for core earnings is met, each goal will pay out at 100% for target levels of goal performance; 50% for threshold levels of goal performance; and 200% for a maximum level of goal performance. Awards will be extrapolated for performance between threshold and target, and between target and superior levels. Individual awards will not be paid if the threshold level of core earnings is not met.

An award for a person who becomes a participant during a Plan Year will be prorated unless otherwise determined by the Committee. A participant who retires during a Plan Year will receive a prorated award as of his or her retirement date unless otherwise determined by the Committee. Prorated awards will be payable in the event of death or disability of the employee. A participant who leaves the Company prior to December 31 of a Plan Year for any reason other than retirement, death, or disability will forfeit any award unless otherwise determined by the Committee in its sole discretion.

The Company may deduct from any award all applicable withholding and other taxes.

Administration

The Committee has the full power and authority to interpret the provisions of the Plan and has the exclusive right to modify, change, or alter the plan at any time.

GPE: 2007 Annual Incentive Plan

Objectives		Weighting	Threshold	Target	Superior
40% of Payout	Core Financial Objectives
	1. GPE Core Earnings per Share	40%	(1)	(1)	(1)
		40%
40% of Payout	Key Business Objectives
	2. Funds From Operations/Average Total Debt (credit quality)	5%	(1)	(1)	(1)
	3. J D Powers Customer Satisfaction Index - residential (2)	5%	678 - 684	685 - 699	> 699
	4. % Equivalent Availability - coal & nuclear (plant performance)	10%	85.6	87.2	88.0
	5. MWh under management - SE (profitability)	10%	(1)	(1)	(1)
	6. Comprehensive Energy Plan progress	10%	Qualitative measure Judgment made on collective work progress
		40%
	Individual Performance
20% of Payout	7. Individual performance	20%	Discretionary	Discretionary	Discretionary
		20%

(1) Confidential information.
(2) Based on new JD Powers methodology which uses a 1000-point scale.

As amended April 30, 2007

KCP&L: 2007 Annual Incentive Plan

Objectives		Weighting	Threshold	Target	Superior
40% of Payout	Core Financial Objectives
	1. KCP&L Core Earnings per Share	40%	(1)	(1)	(1)
		40%
40% of Payout	Key Business Objectives
	2. SAIDI - KCP&L - system-wide (reliability)	5%	64.7 minutes	62.70 minutes	60.7 minutes
	3. % Equivalent Availability - coal & nuclear (plant performance)	10%	85.6	87.2	88.0
	4. OSHA incident rate (safety) (2)	10%	3.3	2.9	2.6
	3. J D Powers Customer Satisfaction Index - residential (cust. sat.) (3)	5%	678 - 684	685 - 699	> 699
	6. Comprehensive Energy Plan progress	10%	Qualitative measure Judgment made on collective work progress
		40%
	Individual Performance
20% of Payout	7. Individual performance	20%	Discretionary	Discretionary	Discretionary
		20%

(1) Confidential Information
(2) Based on total for GPE, excluding Strategic Energy
(3) Based on new JD Powers methodology which uses a 1000-point scale.

As amended April 30, 2007